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                                                                 EXHIBIT 10(b)



                 EXHIBIT 2.4(a)(iii) TO STOCK PURCHASE AGREEMENT

                  Management Information Systems (MIS) Contract


         This Management Information Systems (MIS) Contract ("Contract") is made as of February 18th, 1999, by ARGENT CAPITAL CORPORATION, a Nevada corporation (either "Argent" or "Client"), and OPTIMIZE, INC., an Alabama corporation ("Vendor").


                                    RECITALS

         Client desires support of Vendor for the Management of Information Systems for the "NETVOUCHER" Product(s), Service(s), and Back Office Systems. Client desires Vendor to be its Information Technology (IT) partner and thus bestows upon Vendor the rights, privileges, and decision making authority of an IT Officer for its corporation including the planning, design, development, installation, support, and operation of software, systems, and related computer services. Mutual concurrence shall be required with respect to acquisition of capital items.

                                    CONTRACT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For the purposes of this contract, the following terms have meaning specified or referred to in this Section 1:

         NetVoucher(sm) - an Internet e-Advertising(sm) system that is sold to merchants for the purpose of advertising their local presence on the Internet.

         NetVoucher Plus(sm) - an advanced Internet software product that is sold to members for the purpose of increased e-Advertising(sm) presence on the Internet.

         e-point$(sm) - an Internet software product that is sold to mall merchants for the purpose of advertising their local presence on the Internet and tracking customer sales for the purpose of rewarding their loyalty.

         e-Advertising(sm) - an Internet software advertising concept that is sold to merchants for the purpose of advertising their local presence on the Internet.

         NetTrooper(sm) - an Internet software training product that is included in the merchant kits for the purpose of educating their customers.

         Go Local Not Global - an advertising strategy developed for NetVoucher(sm) software product(s) and Service(s).


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         Domain Name - the name reference for an Internet Web Address that are registered through the Internic and owned by the registering party.

         NetVoucher.com - the NetVoucher(sm) Domain name reference for the production computer site that houses the merchants and vouchers and members.

         NetVoucher.net - a Domain name reference that could be used as a competing Internet Web Site.

         WebVoucher.net - a Domain name reference that could be used as a competing Internet Web Site.

         WebVoucher.com - a name reference that could be used as a competing Internet Web Site.

         Merchant Kit - a marketing aid produced to assist merchants in the promotion of NetVoucher(sm) that includes member brochures, merchant brochures, a rack, a window decal, a banner, a box, and NetTrooper(sm) CD's.

         CD - a Compact Disc (CD) used to store data or programs.

         System - a program or process or combination of both for the purpose of accomplishing a task or function in a structured and efficient manner.

         Back Office - the processes that take place to support the sales and marketing of product and services including payroll, order entry, inventory, financial production, commission payments, shipping and receiving, human resources, planning, project management, and other related functions.

         Invoice Default - the failure of the client to pay an invoice in the allotted time period in full as described in conditions on the Invoice.

         Interface - a connection between two or more software programs. The connection can be in real time or batch.

         E-Mail - the ability to sent correspondence across an Intranet or Internet network from one party to one or more parties electronically.


         E-Mail Address - the mailbox address of the recipient of correspondence that is sent across an Intranet or Internet network from one party to one or more parties electronically.

         Spam - junk or unsolicited E-Mail.


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2.       SUPPORT OF NETVOUCHER PRODUCT

         2.1 PRODUCTS

         Vendor has designed, applied for a servicemark and copyrighted its Internet based software application under the servicemark (sm) name of "NetVoucher", "NetVoucher Plus" and "e-point$", which are Internet software products and services sold to Client by virtue of and in connection with that certain Stock Purchase Agreement dated as of March 12, 1999, and which are to be supported by Vendor.


         2.2 PAYMENTS

         Vendor shall support Client for a period of ten years from February 18, 1999 until February 18, 2009 for a support fee paid in two phases. Phase one will be a ninety-day period beginning on February 18, 1999 and continuing until May 14, 1999. During this period, Client will pay to Vendor all of Vendor's costs and expenses, including, but not limited to, equipment, hardware and software purchases, labor, general administrative and overhead, and otherwise, associated with "NetVoucher" and the services to be performed by Vendor hereunder, plus a thirty-five percent (35%) mark-up (the "Base Support Fee"). Phase two will begin on May 15, 1999 and Client will pay to Vendor, on a monthly basis, ten percent (10%) of the gross revenues derived by Argent (or any of its subsidiaries or other affiliated companies) in connection with the NetVoucher products and services, including, but not limited to, initial sales, virtual web site fees, quick key, specialty and banner ads, direct e-mail, recurring revenues relating to all of the above, or otherwise. "Gross Revenues" as defined herein shall mean revenues from any and all sources, without deduction for any cost or expense for any reason whatsoever; provided, however, there shall be allowed a deduction for any "gross revenue" taxes imposed on Argent by any taxing authority prior to calculating such ten percent (10%). This phase two payment schedule shall remain in effect through February 18, 2009. Regardless of whether or not this Agreement is terminated subsequent to May 14, 2001 (per Section 8), and whether or not Vendor continues to support Client thereafter, Client shall be unconditionally obligated to continue to pay to Vendor ten percent (10%) of the "Gross Revenues" derived by Argent (or any of its subsidiaries or other affiliated companies) in connection with the NetVoucher products and services.

         2.3 MAINTENANCE

         Vendor will support the NetVoucher(sm), NetVoucher Plus(sm), and e-point$(sm) software products and services to the extent that they perform as represented to merchants and members and repair, correct, or change software as needed to perpetuate the products and services into the future without major software or service re-write. NetVoucher(sm) and NetVoucher Plus(sm) are completed and are functioning products and services. e-point$(sm) is not completed and is in development now with an estimated completion of May 30th, 1999.

         Support of products and services are for existing features and do not represent any enhancements or changes in the software. To the extent that software programming is done to "fix", or repair, or make good the existing products and services, Vendor will accommodate without additional payment.


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         2.4 NEW FEATURES

         Vendor will work with Client to discover, design, develop, and program new features and enhancements that relate to the products and services of NetVoucher, Inc. These new features and enhancements will be charged to NetVoucher, Inc. on a monthly basis plus thirty-five percent, separately and in addition to the payment outlined in Section 2.2.

         2.5 PRODUCT INTERFACE

         Vendor will support the NetVoucher(sm), NetVoucher Plus(sm), and e-point$(sm) software interface(s) to the extent that they perform as represented to merchants and members and repair, correct, or change software as needed to perpetuate the products and services into the future without major software or service re-write.

         The NetVoucher(sm), NetVoucher Plus(sm), and e-point$(sm) E-Mail interface is in development and will be completed by March 31st, 1999.

         The NetVoucher(sm) and NetVoucher Plus(sm) Proposal, Demonstration, and Authorization System is completed and working as designed. This product interfaces with the Financial Holding Database and the Web Content Holding Database. It contains merchant Web site content and merchant financial information that is staged onto these temporary databases to be reviewed and approved by the Vendor.

         The NetVoucher(sm) and NetVoucher Plus(sm) merchant Web site content interface is complete and working as designed. This interface stages merchant Web site content onto a temporary database to be reviewed and approved by the Vendor.

         The NetVoucher(sm) and NetVoucher Plus(sm) merchant Web site financial interface is complete and working as designed. This interface stages merchant Web financial content onto a temporary database to be reviewed and approved by the Vendor.

         The E-Mail mining software product, Extractor Pro, has been purchased. This product allows Vendor to collect E-Mail addresses and to bulk mail a promotional advertisement about NetVoucher(sm), NetVoucher Plus(sm), and e-point$(sm). This promotional is a one time E-Mail to these addresses in order to comply with the anti Spam laws of most states. Prospective members will sign up manually and no interface is intended.

         2.6 REPORTS

         Reports will be available for merchants to review activity in their site. Additional reports will be produced for internal review of the performance of products and services.

         Demographic information will be available in reports too. This information will be merged with site analysis where applicable.

3.       SUPPORT OF BACK OFFICE SOFTWARE PRODUCTS AND SERVICES

         3.1 PRODUCTS

         Vendor has designed or has in design, developed or has in development, and programmed or has in programming software programs and interfaces that support the Internet based


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         software applications NetVoucher(sm), NetVoucher Plus(sm), and
         e-point$(sm). Vendor has also purchased commercially sold software products and services that support the Internet based software applications NetVoucher(sm), NetVoucher Plus(sm), and e-point$(sm).


         3.2 SUPPORT OF COMMERCIAL SOFTWARE

         Vendor shall support Client for a period of ten years from February 18, 1999 until February 18, 2009. Any commercial software support fees will be passed on to Client in addition to payment as described in Section
         2.2 for the duration of the contract. The cost of any and all commercial software will be passed on to Client in addition to payment as described in Section 2.2 for the duration of the contract. Client will be a third party beneficiary of any manufacturer warranties. These products may or may not consist of the following commercial products; Great Plains Dynamics CS+ SQL, 2021 Interactive Commission System, Authorize.Net Bank and Credit Card Processing, Citrix MetaFrame, Microsoft NT, HP-UX UNIX, and Microsoft Windows.


         3.3 MAINTENANCE

         In consideration of the payments outlined in Section 2.2. (and at no additional charge to Argent), Vendor will support the commercial software products and services to the extent that they perform as represented by the manufacturer and to the extent that the manufacturer will repair, correct, or change software as needed to perpetuate their products and services into the future without major software or service re-write.

         3.4 NEW FEATURES

         Vendor will work with Client to discover, design, develop, and program new features and enhancements that relate to the products and services that support the back office systems and processes of NetVoucher, Inc. These new features and enhancements will be charged to Client on a monthly basis plus thirty-five percent.

         Support of products and services are for existing features and do not represent any enhancements or changes in the software. To the extent that software programming is done to "fix", or repair, or make good the existing products and services, Vendor will accommodate without additional payment.


         3.5 COMMERCIAL PRODUCT INTERFACES

         Vendor will support the commercial software interface(s) to the extent that they perform as advertised and repair, correct, or change software as needed to perpetuate the products and services into the future without major software or service re-write.

         Support of products and services are for existing features and do not represent any enhancements or changes in the software. To the extent that software programming is done to "fix", or repair, or make good the existing products and services, Vendor will accommodate without additional payment.


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         Planned and under development back office interfaces are; 2021
         Commission system to Dynamics Financials, Authorize.Net Bank and Credit Card Processing System to Dynamics Financials, Financial Hold Database to Dynamics Financials for Order Entry, Call Center Software to Dynamics Financials, and Fulfillment Center Software to Dynamics Financials.


         3.6 SOFTWARE AND SYSTEM DELIVERY

         The total integration of commercial software, Internet software applications NetVoucher(sm), NetVoucher Plus(sm), and e-point$(sm), product support software interfaces, and back office support interfaces are expected to take a minimum of six months to complete. This will affect sales of NetVoucher(sm), NetVoucher Plus(sm), and e-point$(sm) in the back office, requiring the hiring of staff to perform manual operations until these interfaces are completed. This should not affect merchant sales of NetVoucher(sm), NetVoucher Plus(sm), and e-point$(sm) or the signing up of members into the NetVoucher(sm), NetVoucher Plus(sm), and e-point$(sm) database.

         Each of these software products and interfaces must undergo rigorous testing and performance evaluations prior to the production release. Vendor will plan for the scheduled and timed introduction of each piece of software as it relates to the most critical path of performance and cost.

4.       SUPPORT OF BACK OFFICE HARDWARE AND COMMUNICATIONS

         4.1 SYSTEM

         The system is a collection of computers, routers, Hub's cabling, wiring, firmware, network operating systems (NOS), operating systems
         (OS), application software, and communications access. It also includes processes, interfaces, and procedures.

         4.2 HARDWARE AND NOS

         Vendor will purchase equipment considered necessary for housing, storing, operating, and executing the commercial software, Internet software applications NetVoucher(sm), NetVoucher Plus(sm), and e-point$(sm), product support software interfaces, and back office support interfaces. This will involve frequent monitoring to provide a system that is tuned to perform at the optimum level for transaction volumes incurred. Satisfactory transaction response is interpreted to be what is acceptable in the industry based upon the technology that is available at the time of equipment purchase and not what equipment is available at the time of transaction measurement.

         Vendor hardware purchases will include multiple hardware brand names and will spread operating systems across two prevalent NOS and one specialized NOS: Microsoft NT, HP-UX UNIX, and Citrix MetaFrame respectively.

         4.3 COMMUNICATIONS

         Vendor has planned and designed a communications grid to support multiple points of connectivity and requirements of access to the system. This communications subsystem is described in the attached Exhibit "A". The Internet access is depicted with T-3 redundant access. This is the anticipated long term design configuration and may not be physically


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         installed until communications subsystem monitoring indicates a need for additional capacity and redundancy.

         4.4 SUPPORT OF THE SYSTEM

         Vendor shall support Client for a period of ten years from February 18, 1999 until February 18, 2009. Any system purchases will be passed on to Client in addition to payment as described in Section 2.2 for the duration of the contract. The cost of any and all commercial maintenance fees will be passed on to Client in addition to payment as described in Section 2.2 for the duration of the contract. Regardless of Vendor's support participation level subsequent to May 14, 2001, Client shall remain responsible for the payment to Vendor of ten percent (10%) of the "Gross Revenues" (as defined in Section 2.2.) derived by Argent (or any of its subsidiaries or other affiliated companies) in connection with the NetVoucher products and services for the remainder of the entire ten (10) year period. Client acknowledges this as being an integral component of the consideration being paid and to be paid to Vendor in conjunction with the transfer of the "NetVoucher" product to Client and Vendor's agreement to support same until at least May 14, 2001.

5.       SUPPORT OF NON-SYSTEM FUNCTIONS

         5.1 FINANCIAL

         Vendor will perform financial processing for NetVoucher, Inc. as part of the payment plan as described in Section 2.2. Financial processing will include payment of trade accounts, payment of commissions, cash receipts processing, order processing, inventory management, fixed asset management, and local regulatory compliance.

         Vendor will assist Client in setting up financial processing that will produce monthly Profit & Loss Statements, Balance Sheets, Cash Flows, and Statements of Stockholders' Equity for Argent Capital and Argent Financial as part of the payment plan as described in Section 2.2. Consolidated Statements will be included.

         5.2 CALL CENTER

         Vendor will manage a call center as part of the support for product and services. The Call Center will function on limited basis, 7:00 am till 7:00 pm, Central time, until such traffic volumes mandate an increase in the hours of coverage. Payment for Call Center services will be in the payment plan as described in Section 2.2.

         5.3 FULFILMENT CENTER

         Vendor will maintain fulfillment center management as part of the support for product and services. The Fulfillment Center will function to deliver merchant kits and stage computer packages for the sales people. Payment for Call Center services will be in the payment plan as described in Section 2.2. Each salesperson will be responsible for purchasing their own computer package independent of Client or Vendor.

         5.4 EMPLOYEES

         Vendor will hire and train or outsource employees for Client in order to service, maintain, and perform the system functions described herein. Client, through Vendors management,


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         will pay employees of NetVoucher, Inc. After the Phase I (initial ninety (90) day period) is completed, Client shall be directly responsible for payroll and other costs associated with such employees. Vendor shall remain responsible for payroll and other costs associated with management and software development (technical) personnel necessary for Vendor to perform its services hereunder.

6.       PART PERFORMANCE DOES NOT PRECLUDE LATER DEMAND FOR FULL PERFORMANCE

         The failure of the parties to insist on full performance of any part of this Agreement or the waiver by either party of any breach under this Agreement shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach of said term, nor prevent demand of full performance of said part of this Agreement from the other party at a later date.

7.       INDEMNIFICATION/DEFAULT

         Client and Vendor agree to indemnify and hold each other harmless with respect to any claim, loss, liability, damage or judgment suffered by them, including attorneys fees and court costs, or costs of Alternative Dispute Resolution, which results from any action or inaction by the other in contravention hereof, or as a result of the manner in which the other performs its duties hereunder (a "Default").

         In the event of any litigation against Vendor or Client by any regulatory agency or any other other proceedings challenging any product or service or advertising prepared on behalf of Vendor, the parties agree to cooperate and assist each other in the preparation of the defense.

8.       TERMINATION

         Either party, from February 18, 1999 to May 14, 2001, may terminate this Agreement only upon the Default of the other party; provided, however, any alleged Default shall be specified in writing, and sent to the other party, which shall have thirty (30) days within which to cure such Default. After May 14, 2001, either party may terminate this Agreement, with or without cause, upon thirty (30) days written notice to the other party. In the event of termination, Client shall remain unconditionally obligated to pay to Vendor the ten percent (10%) of Gross Revenues referenced in Section 2.2, through February 18, 2009.

9.       ARBITRATION

         Any controversy or claims arising out of this Agreement shall be settled by binding arbitration in Jefferson County, Alabama, in accordance with such private arbitration or alternative dispute resolution rules as the parties may agree or in the absence of such agreement, the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of delivery of the demand for arbitration. The arbitration of issues as provided herein, including the determination of damages, if any, shall be the exclusive method of dispute resolution and the decision of the majority of arbitrators shall be conclusive and final. Unless other wise agreed, there shall be three arbitrators, one chosen by Buyer, one by the majority in interest of the Sellers, and a third by the two arbitrators so chosen. The cost of the arbitration shall be borne equally by Buyer, on one hand, and the Sellers, on the other, with the cost to be borne


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         by Sellers to be allocated pro-rata among them in accordance with
         Disclosure Schedule 2.1. Buyer shall not absorb any part of such cost not duly paid by the Sellers.

10.      NOTICE

         Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by authorized mail; postage prepaid, or recognized overnight delivery services.

                           If to CLIENT
                           Attention:  Chris Millar, President
                           Argent Capital Corporation
                           1801 West End Avenue
                           Suite 1110
                           Nashville, TN  37203

                           If to VENDOR
                           Attention:  James L. Thompson II, President
                           OPTIMIZE, INC.
                           One Independence Plaza, Suite 710
                           Birmingham, AL  35209

11.      HEADINGS

         Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

12.      ENTIRE UNDERSTANDING/BINDING EFFECT

         This Agreement supersedes all previous Agreements by and between the parties with respect to its subject matter, and contains the complete and entire Agreement and understanding between the parties and no representations, inducements, promises or Agreements, written or oral, not embodied herein, with respect to its subject matter, shall be of any force or effect between the parties.

         Should any part of this Agreement, for any reason, be declared invalid, such invalidity shall not affect the validity of any remaining portion hereof, and the remaining portion hereof shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of the Agreement without including therein any such part, parts or portion which may for any reason be hereafter declared invalid.

         This Agreement shall be assignable only with the written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors in interest (whether by merger, consolidation, sale, or otherwise) and assigns.


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13.      CHOICE OF LAW

         This Agreement, when duly executed by and between the parties, becomes effective as of the day and year first set forth above, and shall be construed and enforced in accordance with the laws of the State of Alabama. In the event it becomes necessary for Vendor to institute any action at law, in equity, or in arbitration against Client to secure or to protect its rights under this Agreement, or because of Client's breach hereof, Vendor shall be entitled to recover not only its damages incurred, but also attorneys fees, together with such court costs and other expenses it incurs.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written.

VENDOR (OPTIMIZE, INC.)


By:      JAMES L. THOMPSON II
         ---------------------------------

ITS      President and CEO
         ---------------------------------
         Authorized Officer


CLIENT (ARGENT CAPITAL CORPORATION)


By:      CHRISTOPHER A. MILLAR
         ---------------------------------

ITS:     President and CEO
         ---------------------------------
         Authorized Officer


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